F O R T R E S S CREDIT CORP.	1345 AVE OF THE AMERICAS 46TH FLOOR NEW YORK, NY 10105

April 14, 2010

Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, TX 77027

Attention:  Robert B. Sturges, Chief Executive Officer

Re:	Financial Accommodations Relating to the Acquisition of Casino Card Rooms in Washington State

Dear Sirs:

Nevada Gold & Casinos, Inc. (“Sponsor”) has requested that Fortress Credit Corp. and/or its affiliates, successors and assigns (“Fortress” or “Agent”) consider providing certain financial accommodations (the “Loan”) to either: (i) newly formed single asset, bankruptcy remote, special purpose entities acceptable to Agent, (ii) a newly formed, bankruptcy remote, special purpose entity acceptable to Agent that is not licensed by the Washington State Gambling Commission and that holds, directly or indirectly, all of the equity interests of those entities that own the assets of the card rooms described below, or (iii) Sponsor, which is also not licensed by the Washington State Gambling Commission and that holds, directly or indirectly, all of the equity interests of those entities that own the Purchased Assets (for convenience, such entities or entity are referred to herein as “Borrowers”).

The proceeds of the Loan shall be used to finance a portion of the purchase price for the assets of certain Casino Card Room businesses in Washington State (the “Businesses”), the balance of the purchase price to be paid in cash.  The Loan will be secured by first priority perfected security interests over the Businesses and all other assets of the Borrowers (unless the Borrower is Sponsor, in which event such security interest will be in the Purchased Assets (as defined in the Outline of Proposed Terms and Conditions attached hereto (the “Term Sheet”)) and hereafter acquired assets of the entities that purchase the Purchased Assets), a pledge of all equity interests in those entities that own the Purchased Assets, if different from the Borrower, and such other collateral as Agent may require, in each case in favor of Agent.  The Loan will also benefit from full-recourse guarantees from guarantors to be specified by Agent.

Agent is willing to consider providing the Loan on a fully underwritten basis, substantially on the terms and conditions set forth in the Term Sheet.  Agent’s proposal for the Loan is subject to the satisfaction of the terms and conditions contained in this proposal letter and in the Term Sheet.

Sponsor acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions that would be contained in definitive legal documentation for the Loan.  The Loan documentation shall include, in addition to the provisions that are summarized in the Term Sheet, provisions that, in the opinion of Agent are customary or typical for this type of transaction and other provisions that Agent determines to be appropriate in the context of the proposed transaction.

1

This proposal letter and the attached Term Sheet are not intended to be, and shall not be deemed to be or construed as, a commitment by Agent to provide the Loan or to provide any other financial accommodation to Sponsor, Borrowers or any affiliate of Sponsor, and with the exception of (i) this paragraph, (ii) the two immediately succeeding paragraphs and (iii) the sections of the Term Sheet titled “Expense Deposit” and “Binding Provisions” all of which shall be binding on Sponsor and Borrowers under all circumstances, this proposal letter and the attached Term Sheet shall not be deemed or construed to be a binding obligation of Borrowers or Sponsor to negotiate or execute any documents evidencing the Loan. Agent may, in its sole and absolute discretion, suggest alternative financial accommodations or structures that assure adequate protection for it or decline to provide the Loan.

This proposal letter, including the Term Sheet, is delivered to Sponsor and Borrowers on the condition that neither the existence of this proposal letter, including the Term Sheet, nor any of its contents, shall be disclosed except as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law or to Grant Thornton Limited, in its capacity as court-appointed receiver over the Businesses, or its counsel; provided, that this proposal letter, including the Term Sheet, may be disclosed on a confidential basis to Sponsor’s and Borrowers’ accountants, attorneys, financing sources and other professional advisors retained in connection with the proposed Loan who have been informed of, and agree to abide by, such confidentiality arrangement.

This proposal letter, including the Term Sheet, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto; (ii) shall be governed by the laws of the State of New York, without giving effect to the conflicts of law or choice of law provisions thereof; and (iii) may be signed in multiple counterparts and may be delivered by facsimile, each of which shall be deemed an original counterpart and all of which together shall constitute one and the same instrument.  If this proposal letter, including the Term Sheet, becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury.

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Should the terms and conditions of the proposal contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this proposal letter to Agent by 5:00 p.m. (CDT) on April 15, 2010.

Very truly yours,

FORTRESS CREDIT CORP.

By: /s/ Constantine M. Dakolias

Name: Constantine M. Dakolias

Title: President

Agreed and accepted on this
14th day of April, 2010:

NEVADA GOLD & CASINOS, INC.

By: /s/ Robert B. Sturges

Name:  Robert M. Sturges

Title:      Chief Executive Officer

3

SUBJECT IN ALL RESPECTS TO DUE DILIGENCE, INTERNAL APPROVALS, LEGAL REVIEW AND
FINAL DOCUMENTATION SATISFACTORY TO FORTRESS:  NOT A COMMITMENT TO MAKE A
LOAN

EXHIBIT A

OUTLINE OF PROPOSED TERMS AND CONDITIONS

This Outline of Proposed Terms and Conditions (“Term Sheet”) is attached to, and delivered in connection with, that certain letter agreement, dated April 14, 2010, by and between Fortress Credit Corp. and the Sponsor (as defined below), and shall be subject to all of the terms and conditions set forth therein.

This Term Sheet is based on preliminary information provided by Sponsor.  This Term Sheet is not a commitment to lend or otherwise make financial accommodations and is subject in all respects to, among other things, Agent’s (as defined below) due diligence, legal review, credit review procedures and internal approvals customary for a transaction of this nature, and final documentation approved by Agent, all in Agent's sole and absolute discretion.

Borrowers:
At Agent’s sole discretion, either: (i) newly formed single asset, bankruptcy remote, special purpose entities acceptable to Agent, or (ii) a newly formed, bankruptcy remote, special purpose entity acceptable to Agent that is not licensed by the Washington State Gambling Commission and that holds, directly or indirectly, all of the equity interests of those entities that own the Purchased Assets (as defined below), or (iii) Sponsor, which is also not licensed by the Washington State Gambling Commission and that holds, directly or indirectly, all of the equity interests of those entities that own the Purchased Assets (for convenience, such entities or entity are referred to herein as “Borrowers”).  In the event that there is a single Borrower as contemplated by clause (ii) or (iii) above, references to “Borrowers” contained herein shall mean the Borrower or, if required by the context in which such term is used, the Borrower and each entity that owns the Purchased Assets, collectively.  If Borrower is not Sponsor, Borrowers shall be directly or indirectly owned and controlled by Sponsor and such other individuals and entities required by Agent following Agent’s due diligence regarding the Sponsor, Borrowers and their affiliates.  The Borrowers shall be jointly and severally liable for repayment of the Loan (including all interest accrued thereon and fees and expenses payable by Borrowers in relation thereto).

Sponsor:	Nevada Gold & Casinos, Inc. (“Sponsor”).

Agent: Lender:	Fortress Credit Corp. and/or its affiliates, successors and assigns (“Agent”). Fortress Credit Corp. and/or its affiliates, successors and assigns
Purpose:
To provide financial accommodations towards the acquisition (“Acquisition”) by Borrowers (or a wholly-owned subsidiary of Borrowers), of the assets of: (i) Big Nevada, Inc., Little Nevada, Inc., Golden Nugget Tukwila, Inc., Mill Creek Gaming, Inc., Royal Casino Holdings, Inc., Silver Dollar Mill Creek, Inc. and Hollydrift Gaming, Inc. (including the card room businesses thereof, other than “The Drift on Inn Casino” currently operated by Hollydrift Gaming, Inc. (collectively, the “Card Rooms”)), and (ii) Gameco, Inc., Gaming Consultants, Inc. and Gaming Management, Inc. (those assets described in clauses (i) and (ii), collectively, the “Purchased Assets”).

Page 1 of 8	Fortress/Nevada Gold & Casinos Term Sheet

Closing Date:
The closing of the Loan contemplated herein shall occur at the closing of the Acquisition provided that the conditions precedent described below have been satisfied in Agent’s sole discretion or waived by Agent (the “Closing Date”).

Collateral: Cash Management: Guarantors: Loan Facility:
The Loan will be secured by a first priority, perfected security interest in (i) all present and hereafter acquired assets of Borrowers (unless the Borrower is Sponsor, in which event such security interest will be in the Purchased Assets and hereafter acquired assets of the entities that purchase the Purchased Assets);[1] (ii) all of the equity interests in those entities that own the Purchased Assets, if different from the Borrower; and (iii) such other collateral as Agent may reasonably require based on its due diligence.

To the extent not prohibited by the Washington State Gambling Commission, (a) control agreements will be required to be delivered over all of the Borrowers’ (and their direct and indirect subsidiaries, if any) deposit and securities accounts relating to the Card Rooms at the Closing Date, pursuant to which Agent shall be granted control over such accounts upon the occurrence of any event of default under the Loan Documents, and (b) there will be a full cash sweep of Excess Cash Flow (as defined below) into Agent’s account of all Borrowers’ net proceeds from operations from and after the Initial Maturity Date if the Loan is validly extended pursuant to the terms of the Loan Documents (such net proceeds to be applied as described in the section titled “Mandatory Prepayments” below), and/or after the occurrence of any event of default under the Loan Documents.

The Loan will be unconditionally cross-guaranteed by the Borrowers, the Sponsor and the company (NG Washington, LLC) operating three current card rooms that is an affiliate of the Sponsor, and those entities that will own the Purchased Assets, if different from the Borrower (the “Guarantors”).  All such guaranties will be full-recourse.

$5,070,000 (Five Million Seventy Thousand Dollars) senior secured term loan (the “Loan Amount”).

Initial Maturity Date:	The second anniversary of the Closing Date (the “Initial Maturity Date”).

Extended Maturity Date:	One option to extend the maturity of the Loan to a date (the “Extended Maturity Date”) that is one year after the Initial Maturity Date, subject to the Extension Conditions hereinafter defined.

1 This includes leasehold mortgages over all Card Rooms.

Page 2 of 8	Fortress/Nevada Gold & Casinos Term Sheet

Interest Rate: Default Rate and Late Charge:
30-day LIBOR + nine percent (9%) (“Interest Rate”) (subject to a 30-day LIBOR floor of two percent (2%)).  Interest will be calculated on the basis of the actual number of days elapsed based on a 360-day year, and payable monthly in arrears (an “Interest Payment Date”).

All interest, principal and other amounts due and payable under the Loan Facility and not paid when due will bear interest at a rate that is ten percent (10%) per annum above the Interest Rate then otherwise applicable thereto.  Borrowers shall also pay an additional charge applicable to any amount under the Loan Facility not paid when due, such charge equal to five percent (5%) of such amount; provided, however, that such charge shall not be applicable in connection with any failure by Borrowers to pay all amounts due under the Loan Facility as of the Initial Maturity Date (or Extended Maturity Date, if applicable), unless such amounts remain unpaid five days after the Initial Maturity Date (or Extended Maturity Date, if applicable).

Asset Sales: Optional Prepayments: Mandatory Prepayments: Repayment Fee:
Asset sales of  the Purchased Assets (or assets hereafter acquired by the entities that own the Card Rooms) (including without limitation sales of any Card Room) shall only be permitted with the express written consent of Agent, which consent Agent may withhold in its sole discretion; provided, however, that sales by Borrowers in the ordinary course of business of assets that are not, individually or in the aggregate, material to the operation of any Card Room shall not require Agent’s consent.

The Loan shall be prepayable, at Borrowers’ option, in whole or in part, on any payment date under the Loan Documents, subject to the payment of any Repayment Fee applicable thereto.

Mandatory Prepayments shall include, without limitation, (a) 100% of all net proceeds of any sale of  the Purchased Assets (or assets hereafter acquired by the entities that own the Card Rooms)  (other than such sales in the ordinary course of business of assets that are not, individually or in the aggregate, material to the operation of any Card Room), and (b) such percentage of the Excess Cash Flow (as defined below) from Card Room operations following the Initial Maturity Date if the Loan is validly extended pursuant to the terms of the Loan Documents as is specified in the section titled “Scheduled Amortization” below.  All such prepayments shall be applied (y) to pay any and all outstanding amounts due to Agent under the terms of the Loan Documents (other than amounts described in clause (z) of this sentence); and then (z) to repay the Loan and pay any Repayment Fee due on the repayment amount.

Any repayment occurring prior to the first anniversary of the Closing Date shall not be subject to any additional fee or charge (including without limitation any Repayment Fee).  Thereafter, a Repayment Fee shall be payable by Borrowers upon any repayment of the Loan, in whole or in part, as follows:

(a)           two percent (2%) of the repayment amount if made on or after the first anniversary of the Closing Date, and prior to the date that is 18 months after the Closing Date;

(b)           four percent (4%) of the repayment amount if made on or after the date that is 18 months after the Closing Date and on or prior to the Initial Maturity Date; and

Page 3 of 8	Fortress/Nevada Gold & Casinos Term Sheet

(c)           if Borrower validly exercises its option to extend the maturity of the Loan to the Extended Maturity Date:

(i)           six percent (6%) of the repayment amount if made after the Initial Maturity Date and before the date that is 6 months thereafter; and

(ii)           eight percent (8%) of the repayment amount if made on or after the date that is 6 months after the Initial Maturity Date and on or before the Extended Maturity Date.

Extension Fee:	One percent (1%) of the then outstanding Loan Amount, payable upon the exercise of Borrowers’ extension option.

Extension Conditions:
To include, without limitation:

(i)           No continuing default or event of default (either as of the exercise of the extension option, or as of the Initial Maturity Date);

(ii)    No material adverse change with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects of the Card Rooms, Borrowers, Sponsor, or any Guarantor (“Material Adverse Change”), as determined by Agent in its sole discretion;

(iii)           Borrowers shall demonstrate an aggregate ratio of outstanding indebtedness to TTM Adjusted  EBITDA of not more than 2.0:1.0 for the 12 calendar month period ending with the last calendar month where financials are available prior to the commencement of the extension term;

(iv)      Borrowers shall demonstrate an aggregate ratio of outstanding indebtedness to combined annualized 3-month Adjusted EBITDA of not more than 2.0:1.0 for the 3 calendar month period ending with the last calendar month where financials are available prior to the commencement of the extension term;

(v)           Payment of the Extension Fee;

(vi)           Borrowers shall have reimbursed Agent for all costs and expenses (including reasonable attorneys’ fees) incurred by Agent in connection with the requested extension; and

(vii)     The outstanding amounts due to Agent under the terms of the Loan Documents shall be less than Three Million Dollars ($3,000,000).

Conditions Precedent:

The making of the Loan is subject to, without limitation, satisfaction of the following conditions precedent:

(i) The agreement pursuant to which Borrowers acquire the Purchased Assets (the “Purchase Agreement”) and the other documents related thereto shall be in form and substance satisfactory to Agent.

Page 4 of 8	Fortress/Nevada Gold & Casinos Term Sheet

(ii) All conditions precedent to the Purchase Agreement shall have been satisfied, including the payment by Borrowers of 100% of the cash portion of the purchase price for the Purchased Assets as set forth in the Purchase Agreement.

(iii) After the execution of the Purchase Agreement, such documents shall not be amended or supplemented in any way without the written consent of Agent.

(iv) All documentation relating to any existing leases, leasehold mortgages, estoppels and SNDAs shall be in form and substance reasonably satisfactory to Agent.

(v) Agent shall have received the results of such lien searches as it may request in each relevant jurisdiction with respect to the  Borrowers and the entities that own the Card Rooms, if different from the Borrowers, and such searches shall reveal no liens on their assets except for liens to be discharged on or prior to the Closing Date or as otherwise permitted by Agent.

(vi) Agent shall have received (a) opinions of Borrower’s independent counsel reasonably satisfactory to Agent  and (b) such corporate resolutions, certificates and other documents as Agent shall reasonably request.

(vii) Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(viii) The completion of all legal documentation required by Agent.

(ix) The completion of other customary conditions.

Scheduled Amortization:
If the Loan is validly extended pursuant to the terms of the Loan Documents, 100% of Borrowers’ Excess Cash Flow (as defined below) from and after the Initial Maturity Date shall be paid to Agent and applied (a) to pay any and all outstanding amounts due to Agent under the terms of the Loan Documents (other than amounts described in clause (b) of this sentence); and then (b) to repay the Loan and pay any Repayment Fee due on the repayment amount.

Insurance: Reserves and Capital Expenditures Budget:
Insurance coverages must be acceptable to Agent.

The Loan Documents shall include standard reserves for insurance and taxes (including without limitation gaming taxes), as well as a reserve for Agent-approved capital and maintenance expenses regarding the Card Rooms (the “CME Reserve”). Borrowers shall deliver to Agent a proposed twelve-month capital expenditure budget regarding the Card Rooms (the “CapEx Budget”), in sufficient detail acceptable to Agent in its sole discretion, on an annual basis, with the first CapEx Budget to be delivered within 30 days after the Closing Date, and subsequent CapEx Budgets to be delivered on or before April 30 of each year thereafter.  The budgeted amount of capital expenditures set forth in each CapEx Budget shall be subject to the approval of Agent in its reasonable discretion.  The CME Reserve shall initially be set in an amount equal to fifty percent (50%) of the budgeted twelve-month capital expenditures set forth in the first CapEx Budget approved by Agent, and shall then be re-set concurrently with the delivery of each subsequent CapEx Budget approved by Agent in an amount equal to fifty percent (50%) of the budgeted twelve-month capital expenditures set forth in the then-most recent CapEx Budget approved by Agent (the “Threshold Amount”).  If and to the extent that, at any time, the balance of the CME Reserve is less than the Threshold Amount, then the CME Reserve shall be funded on a monthly basis from 100% of Borrowers’ Excess Cash Flow (and after required funding of the insurance and taxes reserves referenced above), until the amount in the CME Reserve is at an amount equal to the Threshold Amount.

Page 5 of 8	Fortress/Nevada Gold & Casinos Term Sheet

During each fiscal year, the Agent-approved capital and maintenance expenses set forth in the CapEx Budget for such fiscal year shall be funded as follows: (i) first, Borrower shall fund 100% of such capital and maintenance expenses until the aggregate amount funded by Borrower during such fiscal year equals 50% of the budgeted capital expenditures for such fiscal year, and (ii) second, funds maintained in the CME Reserve may be utilized to fund the remaining capital and maintenance expenses for such fiscal year.

No other debt permitted except unsecured trade payables in the ordinary course of business (not to exceed at any time a commercially reasonable amount as determined by Agent in its sole discretion).

Additional Debt:
Restriction on Distributions and Required Amortization:

No dividends or other distributions shall be paid by Borrowers (and all Borrowers’ net cash from operations must be held in their operating accounts over which Agent has a control agreement or in Agent’s account (as the case may be), as described above) unless the amount in the CME Reserve is, at the time of any proposed distribution, at least equal to the Threshold Amount, in which event, so long as no event of default exists or would result therefrom, a distribution of Excess Cash Flow (as defined below) may be made by the Borrowers; provided, however, that concurrently with any such distribution, Borrowers shall repay a portion of the Loan in an amount equal to the amount of such distribution.

“Excess Cash Flow” means all cash or cash equivalents received by or on behalf of Borrowers in connection with the operation of the Card Rooms for the immediately prior calendar month, minus (i) interest paid in cash with respect to the Loan during such period, (ii) interest paid in cash with respect to any other debt permitted under the Loan Documents during such period, (iii) the amount of any taxes (including without limitation gaming taxes) required to be paid by such entity (or the owners of the Card Rooms, if different form Borrower) in cash (including any deductions for interest paid) with respect to such period, (iv) the amount of any permitted management fees paid by the entities that own and operate the Card Rooms in cash to Sponsor during such period, and (v) expenses paid in cash directly related to the operation of the Card Rooms during such period.  Excess Cash Flow paid to Agent will be applied first to any Repayment Fee due as a result of such repayment, and then to principal on the Loan.

Page 6 of 8	Fortress/Nevada Gold & Casinos Term Sheet

Notwithstanding the foregoing, so long as no event of default exists or would result therefrom, the entities that own the Card Rooms may: (i) to the extent due and payable on a non-accelerated basis and otherwise permitted under the Loan Documents, make regularly scheduled payments of interest with respect to any other debt permitted under the Loan Documents, provided that interest expense with respect to any such permitted debt shall not exceed $660,000 in any fiscal year, (ii) to the extent due and payable, pay tax obligations of Borrowers subject to verification by Agent, and (iii) pay monthly management fees to Sponsor in an aggregate amount not to exceed 3% of such entities’ gross revenue for such period. As used herein, the term “gross revenue” shall not include match play coupons, and with respect to table games and slot machines, shall be calculated based the net win at such table games and slot machines.

Expense Deposit:
Sponsor agrees to pay all reasonable fees and expenses (including, without limitation, attorneys’ fees and expenses) incurred by or on behalf of Agent in connection with this Term Sheet and the Loan (“Expenses”), whether or not the Acquisition actually occurs or the transaction described herein actually closes.  Without limiting the foregoing, Sponsor shall deliver to Agent concurrently with the execution and delivery of this Term Sheet an expense deposit of $65,000 to be credited against Expenses incurred by or on behalf of Agent.

Representations and Warranties:	The Loan Documents will contain representations and warranties customarily found in loan documents for similar transactions and others appropriate to the specific transaction.
Covenants: Financial Covenants:
The Loan Documents will contain covenants customarily found in loan documents for similar transactions and others appropriate to the specific transaction.

The Loan Documents will contain financial covenants as required by Agent including, without limitation, the following:

Borrowers shall demonstrate an aggregate ratio of outstanding indebtedness to TTM Adjusted EBITDA at the end of each calendar quarter during each year of the Loan term of not more than the following threshold ratios:

First Year:                      3.5:1.0

Second Year:                 3.0:1.0

Extension Year:     2.0:1.0

“Adjusted EBITDA” shall be defined to include, without limitation, corporate overhead attributable to the assets being purchased, and to exclude, without limitation, extraordinary or non-operating gains or losses.

Page 7 of 8	Fortress/Nevada Gold & Casinos Term Sheet

Financial Reporting Requirements:

The fiscal year of each Borrower shall end April 30.

Borrowers and Guarantors shall provide to Agent in form and substance acceptable to Agent: (i) quarterly certified cash flow statements of Borrowers with respect to each Card Room both exclusive and inclusive of allocations of Drop and Hold Amounts and Percentage (“Allocations”), within 20 days after the end of each fiscal quarter, (ii) monthly summary reports in sufficient detail acceptable to Agent with respect to each Card Room’s results, significant events, capital expenditures, gaming issues/violations, table mix, drop/hold and such other further information with respect to the Purchased Assets as requested by Agent, within 20 days after the end of the month; (iii) certified monthly statements comparing actual to budgeted results and variance analysis by Card Room and on a consolidated Card Room basis, within 20 days after the end of the month, (iv) monthly certified profit and loss statements by Card Room and on a consolidated Card Room basis, within 20 days after the end of the month, (v) monthly certified balance sheets by Card Room and on a consolidated Card Room basis, within 20 days after the end of the month, (vi) audited annual financial statements for each Card Room and on a consolidated Card Room basis, within five business days after the date such audited annual financial statements are required to be submitted to the Washington State Gaming Commission pursuant to Washington law in effect from time to time, (vii) certified quarterly financial statements and operating statements of Borrowers and Guarantors, within 45 days after the end of each quarter, each such reports covering such quarter to date, and including detailed balance sheets, and (viii) such other information concerning Borrowers’ and the Card Room’s operations and finances as Agent may reasonably request from time to time. Additionally, any and all information received by Borrowers or the Sponsor related to the Purchased Assets shall be made available to Agent within five business days after request therefrom.

Other Reporting Requirements:	The Loan Documents will contain other reporting requirements customarily found for similar transactions and others appropriate to the specific transaction.
Governing Law & Jurisdiction:

Borrowers and the Guarantors will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury.  New York law shall govern the Loan Documents (except any leasehold mortgages, which shall be governed by Washington law).

Binding Provisions

Sponsor represents and warrants to Agent that Sponsor has not engaged or worked with any broker, finder, or agent in connection with the transactions contemplated herein.  Sponsor hereby agrees to release, indemnify, protect, and hold harmless Agent and its respective officers, directors, employees, affiliates, advisors (including legal counsel), agents and controlling persons (each, an “Indemnified Party”) from and against any and all claims, damages and liabilities (whether direct, indirect or consequential) to which any Indemnified Party may become subject arising out of or in connection with this Term Sheet or the Loan, including without limitation claims from any broker, finder, or agent asserting any agreement or arrangement with Sponsor in connection with the transactions contemplated herein.  Without limiting the foregoing, Agent shall not be liable for any indirect or consequential damages of any kind arising out of or in connection with this Term Sheet.  This Term Sheet and its terms are submitted on a confidential basis and shall not be disclosed by Sponsor or Borrowers; provided, that this Term Sheet and its terms may be disclosed on a confidential basis to Sponsor’s and Borrowers’ accountants, attorneys, financing sources and other professional advisors retained in connection with the proposed Loan who have been informed of, and agree to abide by, such confidentiality arrangement.  This Term Sheet shall be governed by the laws of the State of New York.  With the exception of this paragraph, and the paragraph above titled “Expense Deposit” (each of which shall be binding), no provision of this Term Sheet shall be binding on the parties hereto.

Page 8 of 8	Fortress/Nevada Gold & Casinos Term Sheet